Exhibit 10.70
Grant No.: _____
CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED UNIT AGREEMENT
CapitalSource Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units for shares of its common stock, $.01 par value, (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s Third Amended and Restated Equity Incentive Plan (as amended from time to time, the “Plan”).
Grant Date:                     , 200_____
Name of Grantee:
Grantee’s Social Security Number: _______-____-_______
Number of Restricted Stock Units Covered by Grant:
     By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:

(Signature)

Company:

(Signature)

Title:

Attachment
This is not a stock certificate or a negotiable instrument.

CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED UNIT AGREEMENT

Restricted Stock Units/Transferability	This grant is an award of restricted stock units in the number of units set forth on the cover sheet, and subject to the vesting and other conditions described below (the “Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting	[To be determined on the grant date.]

No additional Restricted Stock Units will vest after you have ceased to provide Services for any reason.

Delivery	Upon your termination of Service, the Company will issue the shares of Stock to which such vested Restricted Stock Units relate. The issuance of the Stock under this grant of Restricted Stock Units shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the share of Stock related to such Restricted Stock Unit has been issued.

Notwithstanding the preceding paragraph, if the shares of Stock would otherwise be delivered to you during a period in which you are: (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction, but in any event no later than the last day of the calendar year in which the shares of Stock otherwise would have been delivered.

Service Termination	Upon the termination of your Services, other than by reason of your death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), any Restricted Stock Units that have not vested hereunder shall immediately be deemed forfeited.

In the event of the termination of your Service because of your death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), any Restricted Stock Units that have not vested hereunder shall immediately become fully vested.

Retention Rights	This Agreement does not give you the right to be retained by the Company in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding shares of stock, an amount for each Restricted Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the shares of Stock which amount shall be subject to the same forfeiture and distribution conditions as the associated Restricted Stock Units and shall be credited as additional Restricted Stock Units.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Restricted Stock Units covered by this grant shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.
     By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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